Filed Pursuant to Rule 424(b)(3)

Registration No. 333-106041

SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2003

Preliminary Prospectus Supplement

(To Prospectus dated September 16, 2003)

,000,000 Shares

Baxter International Inc.

Common Stock

We are selling     ,000,000 shares of our common stock by this prospectus supplement.

Our common stock is traded on the New York Stock Exchange under the symbol “BAX.” The last reported sale price of our common stock on September 15, 2003 was $30.51 per share.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to Baxter	$	$

The underwriters may also purchase up to an additional                  shares of our common stock at the public offering price less the underwriting discounts and commissions until 30 days after the date of this prospectus supplement in order to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery in book-entry form only through The Depository Trust Company on or about September     , 2003.

Joint Book-Running Managers

Banc of America Securities LLC

Credit Suisse First Boston

UBS Investment Bank

Citigroup

JPMorgan

The date of this prospectus supplement is September     , 2003.

This prospectus supplement and the related prospectus relate to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. The information in this prospectus supplement and the accompanying prospectus may be accurate only as of their respective dates.

We are offering to sell, and are seeking offers to buy, the common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Baxter,” “company,” “we,” “us” and “our” or similar terms are to Baxter International Inc. and its subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus supplement carefully, including our financial statements and the notes thereto, before making an investment decision. Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option.

BAXTER INTERNATIONAL INC.

We engage in the worldwide development, manufacture and distribution of a diversified line of products, systems and services used primarily in the health care field. We manufacture products in 29 countries and sell them in over 100 countries. Health care is concerned with the preservation of health and with the diagnosis, cure, mitigation and treatment of disease and body defects and deficiencies. Our products are used by hospitals, clinical and medical research laboratories, blood and blood dialysis centers, rehabilitation centers, nursing homes, doctors’ offices and by patients, at home, under physician supervision. We were incorporated under Delaware law in 1931.

Company Overview

We operate as a global medical products and services company with expertise in medical devices, pharmaceuticals and biotechnology to assist health-care professionals and their patients with the treatment of complex medical conditions, including hemophilia, immune disorders, infectious diseases, cancer, kidney disease, trauma and other conditions. Our continuing operations are comprised of three segments:  Medication Delivery, which provides a range of medication delivery products and therapies, including intravenous infusion pumps and solutions, anesthesia-delivery devices and pharmaceutical agents, and oncology therapies; BioScience, which develops biopharmaceuticals, biosurgery products, vaccines and blood collection, separation and storage products and technologies; and Renal, which develops products and provides services to treat end-stage kidney disease.

        Medication Delivery

Business Description. We develop and manufacture a wide range of products focused on delivering critical fluids and drugs to patients. These include basic intravenous (IV) solutions as well as higher-margin specialty products made up of pharmaceuticals and delivery devices. The pharmaceutical portfolio includes premixed drugs, critical care generics, anesthetic agents, nutrition and oncology products. These products work in combination with the delivery devices, such as drug-reconstitution systems and infusion pumps, to provide fluid replenishment, general anesthesia, nutrition therapy, pain management, antibiotic therapy, chemotherapy and other therapies. We are also a pioneer in forming alliances with traditional pharmaceutical companies to formulate and package their drugs for delivery, providing more than 50 different compounds in ready-to-use or ready-to-mix formulations.

Growth Strategy. We expect continued growth through geographic expansion of specialty products, building on our strong base in IV solutions; reducing manufacturing costs to improve profitability; entering new market segments; and launching new products through internal development, acquisitions and alliances. In 2002, we introduced bar-code technology and an advanced, computerized patient-care system that will link with our COLLEAGUE CX infusion pump to provide a comprehensive, integrated approach to the safe delivery of medications in hospitals, and introduced Mesnex Tablets, an oral form of the leading chemoprotectant drug Mesnex. Our business may also expand through acquisitions, which in 2002 included ESI Lederle, a leading manufacturer and distributor of injectable drugs, and AUTROS Healthcare Solutions, a developer of information technologies that enhance the safety of medication delivery.

Product Development. We continue to develop new products that promote efficiency, ease-of-use and enhanced patient safety, and technologies that enable our pharmaceutical partners to develop drugs with challenging formulation or delivery needs. We added controlled-release protein and pulmonary-delivery formulation technologies with the acquisition of Epic Therapeutics in 2002, increasing our portfolio of injectable formulation technologies for poorly soluble drugs. Other delivery presentations include prefilled syringes for intramuscular and subcutaneous injections, and ready-to-mix reconstitution, vial filling and lyophilization technologies. We continually seek to improve our plastics technology for IV containers and seek to provide customers with a range of options, including non-polyvinyl chloride, to best address the complexity of drug compatibility requirements.

BioScience

Business Description. We are a leading producer of recombinant clotting factor for hemophilia, and other biopharmaceuticals to treat immune deficiencies and other blood-related disorders. We also develop and manufacture vaccines for the prevention of a variety of diseases, biosurgery products used in hemostasis and wound-sealing in surgery, and manual and automated blood-collection, processing and storage systems for transfusion therapies. Our longstanding leadership in this business is based on a number of competitive advantages that distinguish us from our competitors. These include continued innovation of differentiated products and services; cutting-edge technology platforms; global presence and infrastructure; strong customer relations; and an excellent track record in the safety and efficacy of our products.

Growth Strategy. We are focused on entering new markets for our therapeutic products outside the United States and Europe, where patients have been underserved, and on pursuing acquisitions and alliances to bring new technologies to market. We also are focused on continuing to enhance safety in the blood supply through automation, leukoreduction and pathogen inactivation. In December 2002, we were named the exclusive distributor of Alpha Therapeutic Corporation’s Aralast, its plasma-derived Alpha-1 Antitrypsin product for the treatment of hereditary emphysema.

Product Development. In late-July 2003, we received FDA approval for ADVATE, the first and only recombinant factor VIII made without any added human or animal plasma proteins and albumin in the cell culture process, purification and final formulation, thereby eliminating the risk of infections caused by viruses that may be carried in these proteins. ADVATE became commercially available in the US in late-August 2003. In September 2003, we signed non-exclusive multi-year agreements with several leading U.S. specialty pharmacy companies, including Accredo Health Inc., Caremark Inc., Curative Health Services and Hemophilia Resources of America to dispense ADVATE for the prevention and control of bleeding episodes in people with hemophilia A. In 2002, we received approval for tick-borne encephalitis vaccine in Germany; additional approvals for our NeisVac-C vaccine for meningitis C in Europe and several other countries; and approval in Europe for the INTERCEPT Blood System for platelets, a pathogen-inactivation technology for transfusable blood components. In May 2003, we launched our ALYX Component Collection System in the United States.

Renal

Business Description. We are a leading provider of dialysis-related products and services designed to assist patients with kidney disease throughout the continuum of their care. We are the world’s leading manufacturer of products for peritoneal dialysis (PD), a self-administered home-based therapy that we helped pioneer in the early 1970s. PD offers a number of lifestyle advantages over the more conventional hemodialysis (HD) therapy, which generally requires patients to visit a hospital or clinic several times each week to receive their therapy. Our PD products include solutions, container systems and automated cyclers. We also have a comprehensive portfolio of HD products, including HD machines and dialyzers, and instruments for acute kidney care. Renal is our most global business, with more than 70 percent of its sales outside the United States.

Growth Strategy. Increasing PD usage remains the top priority for the Renal business. We continue to introduce new products to improve PD therapy, and to support and communicate new research on the benefits of PD. We also are growing our presence in renal care by providing pharmaceuticals for renal-related conditions. In addition, we expect to strengthen our HD business through the introduction of new products, including Accura, a new system approved by the FDA in 2002 for delivering continuous renal replacement therapy (CRRT) to acute patients, the fastest-growing segment of the HD market. Also in 2002, we announced plans to divest most of our renal services businesses, as well as most of our Renal Therapy Services dialysis centers, which are located outside the United States. In July 2003, we completed the sale of RMS LifeLine, Inc. and signed a definitive agreement to sell RMS Disease Management, Inc.

Product Development. We continue to develop new PD solutions for special patient needs. In 2002, we received approval from the FDA for Extraneal (icodextrin) PD solution, and in May 2003, we received Japanese approval for that product. Extraneal offers the potential for increased fluid removal from the bloodstream during dialysis. In 2003, we expect to launch Extraneal in the U.S. and Japan. Also in 2002, we launched our HomeChoice Pediatric System for PD patients who require low fluid volume and filed for European Union approval for Physioneal 35 PD solution, which helps reduce pain on infusion in some patients. In June 2003, we received 510K clearance from the FDA to market ARENA, a new hemodialysis device that offers a broad range of features to assist health-care professionals administer therapies to end-stage renal disease patients through a more user-friendly design. ARENA’s enhanced design may reduce clinician staff time for set up, administration and monitoring of hemodialysis treatment. We are introducing our erythropoieten drug for treatment of anemia, called EPOMAX, in Latin America and Asia, and are beginning the clinical trials to support the registration of the drug in Western Europe and Japan.

Our principal executive offices are located at One Baxter Parkway, Deerfield, Illinois 60015, and our telephone number is 847-948-2000.

RISK FACTORS

Before purchasing these securities, you should carefully consider the following risk factors as well as the other information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference in order to evaluate an investment in these securities.

You assume the risk that the market value of our common stock may decline.

You assume the risk that the market value of our common stock may decline, and that the decline could be substantial.

We may issue additional shares of common stock and thereby materially and adversely affect the price of our common stock.

We are not restricted from issuing additional common stock. If we issue additional shares of our common stock, it may materially and adversely affect the per share market price of our common stock. In addition, if we issue additional shares of our common stock, existing holders of our common stock may experience dilution, and that dilution may be substantial.

We are a holding company with no significant business operations of our own, and our ability to meet our obligations is dependent upon payments from our subsidiaries.

We are a holding company and conduct all of our business operations through our subsidiaries. Our ability to meet our obligation to pay you interest on any debt security we offer, or to make dividend payments on our common stock, will be dependent on the earnings of our respective subsidiaries and the payment of those earnings to us, in the form of dividends, loans or advances and through repayment of loans or advances from us. In addition, any payment of dividends, loans or advances by those subsidiaries could be subject to statutory or contractual restrictions. Our subsidiaries have no obligation to pay any amounts on any of the offered securities.

You assume the risk that our actual results may not conform to our projections.

You assume the risk that our actual results may vary from our projections, affecting the market value of any or all of the securities offered under this prospectus. For more information on this topic, see the section captioned “Caution Regarding Forward-Looking Statements” immediately below.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

The matters discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference that are not historical facts include forward-looking statements. These statements are based on our current expectations and involve numerous risks and uncertainties. Some of these risks and uncertainties are factors that affect all international businesses, while some are specific to us and the health-care arenas in which we operate. Many factors could affect our actual results, causing results to differ, and possibly differ materially, from those expressed in any such forward-looking statements. These factors include, but are not limited to:

•	interest rates;

•	technological advances in the medical field;

•	economic conditions;

•	demand and market acceptance risks for new and existing products, technologies and health-care services;

•	the impact of competitive products and pricing;

•	manufacturing capacity;

•	availability of acceptable raw materials and component supply;

•	new plant start-ups;

•	global regulatory, trade and tax policies;

•	regulatory, legal or other developments relating to the company’s Series A, AF and AX dialyzers;

•	the ability to obtain adequate insurance coverage at reasonable cost;

•	continued price competition;

•	product development risks, including technological difficulties;

•	ability to enforce patents;

•	patents of third parties preventing or restricting the company’s manufacture, sale or use of affected products or technology;

•	actions of regulatory bodies and other government authorities;

•	reimbursement policies of government agencies and private payers;

•	commercialization factors;

•	results of product testing;

•	unexpected quality or safety concerns, whether or not justified, leading to product launch delays, recalls, withdraw or declining sales; and

•	other factors described in this prospectus supplement or in our other filings with the Securities and Exchange Commission.

Additionally, upon the resolution of certain legal matters, we may incur charges in excess of presently established reserves. Any such charge could have a material adverse effect on our results of operations or cash flows in the period in which it is recorded or paid.

Currency fluctuations are also a significant variable for global companies, especially fluctuations in local currencies where hedging opportunities are unreasonably expensive or unavailable. If the United States dollar strengthens against most foreign currencies, our growth rates in sales and net earnings could be negatively impacted.

In view of business conditions in the insurance industry, our liability insurance coverage, including product liability insurance, with respect to insured occurrences after April 30, 2003, is significantly less than the coverage available for insured occurrences prior to that date. These reductions in insurance coverage available to us reflect current trends in the liability insurance area generally, and are not unique to the company. Management will continue to pursue higher coverage levels and lower self-insured retentions in the future, when available. It is possible that our net income and cash flows could be adversely affected in the future as a result of any losses sustained in the future.

We believe that our expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of our knowledge of our business and operations, but there can be no assurance that our actual results or performance will conform to any future results or performance expressed or implied by such forward-looking statements.

USE OF PROCEEDS

Our net proceeds, after deducting underwriting discounts and commissions, from the sale of     ,000,000 shares of common stock will be approximately $         million ($         million if the underwriters’ over-allotment option is exercised in full). We intend to use approximately $         million of the net proceeds to settle all remaining equity forward purchase agreements related to our common stock, and the remainder to fund our previously announced acquisition of certain assets from Alpha Therapeutic Corporation, and for other general corporate purposes. The counterparties to the forward purchase agreements are affiliates of certain underwriters for this offering.

PRO FORMA DILUTION

The following table sets forth our diluted common shares as of June 30, 2003 on a historical basis and on a pro forma basis to reflect the items described below, including the adoption of SFAS No. 150 and the issuance of the shares of common stock in this offering, as if those events had occurred as of the beginning of the quarter. Refer to Note (1) to the Capitalization table for further information regarding SFAS No. 150.

You should read this table along with our consolidated financial statements and the related notes that are incorporated in this prospectus supplement by reference.

	Shares Outstanding for Quarter Ended June 30, 2003	Adjustments(1)(2)
		Increase in Stock Price from Q2 2003(3)	Adoption of SFAS No. 150(4)	Issuance of Common Stock(5)	Pro Forma Shares Outstanding
	(Unaudited, in millions)
Basic common stock outstanding	598		(12)	22	608
Effect of dilutive securities
Equity forward agreements	13	(6)	(7)		—
Employee stock options	1	2			3
Employee stock purchase plans	1	2			3

Diluted common stock outstanding	613	(2)	(19)	22	614

(1)	Based on $30.66 per share, the closing price of the common stock on September 12, 2003.
(2)	For the purpose of the pro forma share count adjustments, all items have been treated as if they were in effect as of the beginning of the quarter.
(3)	Common stock outstanding, employee stock options outstanding and employee stock purchase plan subscription share information represents weighted averages for the quarter ended June 30, 2003, but with the diluted effect calculated using an assumed Baxter common stock price of $30.66 per share, as compared to the weighted average common stock price of $23 per share for the quarter ended June 30, 2003.
(4)	Effective with the adoption of SFAS No. 150, the 11,911,136 shares underlying the equity forward agreements are treated as repurchased for purposes of determining basic common shares outstanding. In addition, these agreements are no longer dilutive securities in the calculation of diluted common shares outstanding.
(5)	Reflects issuance of common stock in this offering to settle the equity forward agreements (19 million shares, which represents $574 million divided by $30.66 per share) and to fund acquisitions and for other general corporate purposes (an additional 3 million shares).

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2003 on an historical basis, on a pro forma basis to reflect the items noted in the footnotes below and on a pro forma as adjusted basis to give further effect to the sale of common stock in this offering and our application of the net proceeds, as if those events had occurred on June 30, 2003.

You should read this table along with our consolidated financial statements and the related notes that are incorporated in this prospectus supplement by reference.

	As of June 30, 2003
	Actual	Pro Forma(1)		Pro Forma As Adjusted
	(Unaudited, in millions)
Cash and equivalents	$608	$608		$709	(5)

Short-term debt and current maturities of long-term debt and lease obligations	151	151		151
Long-term debt and lease obligations	4,806	4,980	(2)	4,980
Stockholders’ equity
Common stock	627	627		649	(5)
Common stock in treasury	(1,416)	(1,977	)(3)	(1,977)
Additional contributed capital	3,191	3,191		3,844	(5)
Retained earnings	1,930	1,910	(4)	1,910
Accumulated other comprehensive loss	(1,241)	(1,241)		(1,241)

Total stockholders’ equity	3,091	2,510		3,185

Total capitalization	$7,440	$7,033		$7,607

Net-debt-to-capital ratio(6)	46.7%			46.6%

(1)	Reflects the effect of the July 1, 2003 adoption of Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" (SFAS No. 150) and Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN No. 46). Effective with the adoption of SFAS No. 150 on July 1, 2003, the 11,911,136 common shares underlying the equity forward agreements are no longer reflected as a common stock equivalent in the calculation of earnings per diluted common share, but are treated as repurchased on July 1, 2003 for both the basic and diluted calculations. As reported in the company's second quarter 2003 Form 10-Q, the dilutive effect of the equity forward agreements increased diluted shares outstanding by 13 million and 11 million for the three- and six-month periods ended June 30, 2003, respectively.
(2)	Reflects a $174 million increase in long-term debt, pursuant to FIN No. 46, relating to the consolidation of certain variable interest entities. The entities to be consolidated relate to certain of Baxter's lease arrangements with variable interest entities in which Baxter is the primary beneficiary.
(3)	Reflects a $561 million reduction to stockholders' equity, pursuant to SFAS 150, which represents the value of the shares underlying the equity forward agreements at the contract inception dates.
(4)	Reflects a $17 million reduction to retained earnings relating to the cumulative effect of changes in accounting principles, with $10 million pertaining to the adoption of SFAS No. 150 and $7 million pertaining to the adoption of FIN No. 46, and a $3 million reduction to retained earnings to accrete the equity forward liability to the amount due at settlement.
(5)	Reflects the issuance of 22 million shares of common stock in this offering, assuming approximately $675 million of gross proceeds (based on $30.66 per share, the closing price of the common stock on September 12, 2003), and the application of the net proceeds to settle the $574 million equity forward liability (which is included in accrued liabilities), with the remainder in cash and equivalents (to be used to fund acquisitions and for other general corporate purposes). The $574 million liability represents the estimated net present value of the redemption amounts as of the expected closing date of this offering.
(6)	The net-debt-to-capital ratio represents net debt (short-term and long-term debt and lease obligations, net of cash and equivalents) divided by capital (the total of net debt and stockholders’ equity). Management uses this ratio to assess and optimize the company’s capital structure. The net-debt-to-capital ratio is not a measurement under generally accepted accounting principles. The ratio was calculated in accordance with the company’s primary credit agreements, which give 70% equity credit to the company’s equity units.

COMMON STOCK PRICE RANGE AND DIVIDENDS

Our common stock is traded on the New York Stock Exchange under the symbol “BAX.” The following table sets forth the reported high and low sales prices for our common stock as quoted by the New York Stock Exchange and the dividends declared per share of common stock for the periods indicated as adjusted for our stock split in May 2001.

	Price Range		Cash Dividend Per Share
	High	Low
2001
First Quarter	$47.600	$40.750	$0.000
Second Quarter	54.000	43.950	0.000
Third Quarter	55.050	47.500	0.000
Fourth Quarter	55.500	45.950	0.582
2002
First Quarter	$59.600	$51.430	$0.000
Second Quarter	59.480	44.090	0.000
Third Quarter	43.410	30.550	0.000
Fourth Quarter	32.090	24.070	0.582
2003
First Quarter	$31.200	$18.640	$0.000
Second Quarter	26.450	18.650	0.000
Third Quarter (through September 15, 2003)	30.660	22.900	0.000

The last reported sale price for our common stock on the New York Stock Exchange on September 15, 2003 was $30.51 per share.

SELECTED FINANCIAL INFORMATION

The selected financial data for each of the years during the five year period ended December 31, 2002 were derived from our audited consolidated financial statements which have been examined and reported upon by PricewaterhouseCoopers LLP, independent public accountants. The selected financial data at and for the six months ended June 30, 2003 and 2002 were derived from our unaudited consolidated financial statements which have been reviewed by PricewaterhouseCoopers LLP, independent public accountants, and include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our financial position and results of operations as of that date and for that period.

The table below reflects our consolidated financial position and results of operations. All material intercompany transactions and balances have been eliminated. You should read the following amounts in conjunction with our consolidated financial statements and the related notes that are incorporated in this prospectus supplement by reference.

	Six Months Ended June 30,		Year Ended December 31,
	2003(1)	2002(2)	2002(3)	2001(4)	2000(5),(6)	1999	1998(7)
Operating Results (in millions)
Net sales	$4,160	3,820	8,110	7,356	6,697	6,224	5,607
Income from continuing operations before cumulative effect of accounting change	$266	457	1,033	675	754	805	298
Depreciation and amortization	$258	208	439	427	394	364	337
Research and development expenses(8)	$275	238	501	426	378	331	323
Balance Sheet and Cash Flow Information (in millions)
Capital expenditures	$357	328	848	759	625	614	538
Total assets	$13,215	11,188	12,478	10,343	8,733	9,644	9,873
Long-term debt and lease obligations	$4,806	3,290	4,398	2,486	1,726	2,601	3,096
Common Stock Information(9)
Average number of common shares outstanding (in millions)(10)	598	601	600	590	585	579	567
Income from continuing operations per common share
Basic	$.45	.76	1.72	1.15	1.29	1.39	0.53
Diluted	$.44	.73	1.67	1.11	1.26	1.36	0.52
Cash dividends declared per common share	—	—	0.582	0.582	0.582	0.582	0.582
Other Information
Net-debt-to-capital ratio(11)	46.7%	42.7%	40.3%	35.9%	40.1%	40.2%	48.4%

(1)	Income from continuing operations includes a charge for restructuring of $337 million.
(2)	Income from continuing operations includes a charge for in-process research and development (IPR&D) of $51 million.
(3)	Income from continuing operations includes IPR&D and other special charges of $189 million.
(4)	Income from continuing operations includes IPR&D and other special charges and a charge relating to A, AF and AX series dialyzers of $280 million and $189 million, respectively.
(5)	Income from continuing operations includes IPR&D and other special charges of $286 million.
(6)	Certain balance sheet data are affected by the spin-off of Edwards Lifesciences Corporation in 2000.
(7)	Income from continuing operations includes charges for IPR&D, net litigation, and exit and other reorganization costs of $116 million, $178 million and $122 million, respectively.
(8)	Excludes charges for IPR&D and a special charge to prioritize certain of the company’s research and development programs, as applicable in each year.
(9)	All share and per share data have been restated for the company’s two-for-one stock split in May 2001.
(10)	Excludes common stock equivalents.
(11)	The net-debt-to-capital ratio represents net debt (short-term and long-term debt and lease obligations, net of cash and equivalents) divided by capital (the total of net debt and stockholders’ equity). Management uses this ratio to assess and optimize the company’s capital structure. The net-debt-to-capital ratio is not a measurement under generally accepted accounting principles. The ratio was calculated in 2003 and 2002 in accordance with the company’s primary credit agreements, which give 70% equity credit to the company’s equity units.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR

NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of common stock by a beneficial owner that is a “non-U.S. holder” and that does not own, and is not deemed to own, more than 5% of our common stock. A “non-U.S. holder” is a person or entity that, for U.S. federal income tax purposes, is a:

•	non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates,

•	foreign corporation,

•	foreign estate or trust or

•	a foreign partnership

A “non-U.S. holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of common stock.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Distributions

Distributions paid on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and then will constitute a return of capital that is applied against a non-U.S. holder’s tax basis (but not below zero) in our common stock to the extent these distributions exceed our earnings and profits, any excess of which will be treated as gain from the sale or exchange of such stock. Dividends paid to a non-U.S. holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide an Internal Revenue Service Form W-8BEN (or substitute form) certifying its entitlement to benefits under a treaty or in the case of payments made outside the United States to an offshore account, other documentary evidence establishing its entitlement to benefits under a treaty in accordance with U.S. Treasury Regulations.

The withholding tax does not apply to dividends paid to a non-U.S. holder that are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States and, if an income tax treaty applies, are attributable to a U.S. permanent establishment of a non-U.S. holder, who provides a Form W-8ECI (or substitute form) certifying that such dividends are so effectively connected. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

The applicable U.S. Treasury Regulations generally also require, in the case of common stock held by a foreign partnership, that the Internal Revenue Service certification requirements described above be satisfied by the partners and the partnership provide certain information. Further, a look-through rule will apply in the case of tiered partnerships.

A non-U.S. holder may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund along with the required information with the Internal Revenue Service. Non-U.S. holders should consult their tax advisors regarding the filing of a U.S. tax return and the claiming of a refund of such withholding tax.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

•	The gain is effectively connected with a trade or business of the non-U.S. holder in the United States, and, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the non-U.S. holder. In such a case, the non-U.S. holder will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident. If the non-U.S. holder is a foreign corporation, it may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate), or

•	Baxter is or has been a U.S. real property holding corporation, as defined below, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and its common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs in which case the gain may be subject to U.S. federal income tax as effectively connected gain as described above.

We believe that we are not, and we do not anticipate becoming, a U.S. real property holding corporation. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. There can be no assurances, however, that we will not become a U.S. real property holding corporation or that our common stock will be regularly traded.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the Internal Revenue Service in connection with payments of dividends and the proceeds from a sale or other disposition of common stock. You may have to comply with certification procedures to establish that you are not a United States person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

Federal Estate Tax

An individual non-U.S. holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the common stock will be required to include the value of the stock in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

The foregoing discussion is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by non-U.S. holders. Non-U.S. holders are urged to consult their own tax advisors with respect to the particular tax consequences to such holder of the ownership and disposition of our common stock, including the effect of any state, local, foreign or other tax laws.

UNDERWRITING

We are offering the shares described in this prospectus supplement through a number of underwriters. Banc of America Securities LLC and Credit Suisse First Boston LLC are acting as joint book-running managers and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each of the underwriters has severally agreed to purchase from us, the number of shares listed next to its name in the following table:

Underwriters	Number of Shares
Banc of America Securities LLC
Credit Suisse First Boston LLC
UBS Securities LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.

Total	,000,000

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the shares if they buy any of them. The underwriters will sell the shares to the public when and if the underwriters buy the shares from us.

The underwriters will initially offer the shares to the public at the price specified on the cover page of this prospectus supplement. The underwriters may allow to selected dealers a concession of not more than $          per share. The underwriters may also allow, and any dealers may reallow, a concession of not more than $        per share to selected other dealers. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. The shares are offered subject to a number of conditions, including:

•	receipt and acceptance of the shares by the underwriters, and

•	the underwriters’ right to reject orders in whole or in part.

We have granted the underwriters an option to purchase up to                  additional shares at the public offering price less the underwriting discounts and commissions, which purchase must be completed within  30 days from the date of original issuance of the shares. The underwriters may exercise this option solely for the purpose of covering any over-allotments made in connection with this offering. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

Our common stock is traded on the New York Stock Exchange under the symbol “BAX.”

The following table shows, on a per share and total basis, the public offering price, underwriting discounts and commissions to be paid to the underwriters and proceeds before expenses to us, assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to Baxter	$	$	$

We estimate that the expenses of this offering, not including the underwriting discounts and commissions, will be approximately $           . These expenses are payable by us.

We and certain of our executive officers have entered into a lock-up agreement with the underwriters. Under this agreement, we and these executive officers may not, without the prior written approval of the representatives, offer, sell, contract to sell or otherwise dispose of or hedge our common stock or securities convertible into or exchangeable for our common stock (other than the shares in this offering or issuances of common stock pursuant to the conversion or exchange of convertible securities or the exercise of warrants or options, grants of employee stock options or issuance of common stock pursuant to the exercise of such options). These restrictions will be in effect for a period of 60 days after the date of this prospectus supplement. At any time and without notice, the representatives may, in their sole discretion, release all or some of the securities from this lock-up agreement.

We will indemnify the underwriters against various liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of the shares, including:

•	stabilizing transactions;

•	short sales;

•	syndicate covering transactions;

•	imposition of penalty bids; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the shares while this offering is in progress. Stabilizing transactions may include making short sales of the shares, which involves the sale by the underwriters of a greater number of shares than they are required to purchase in this offering, and purchasing shares from us or in the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of the shares available for purchase in the open market compared to the price at which the underwriters may purchase shares pursuant to the over-allotment option.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters or selling group members that sold those shares as part of this offering to repay the concession received by them.

As a result of these activities, the price of the shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The underwriters and their affiliates have provided certain commercial banking, financial advisory and investment banking services to us and our affiliates for which they have received customary fees. Certain affiliates of Banc of America Securities LLC and UBS Securities LLC are counterparties under forward purchase contracts pursuant to which we have agreed to purchase shares of our common stock. We expect to use a portion of the proceeds from this offering to pay all outstanding obligations under these equity forward purchase contracts. The underwriters and their affiliates may from time to time engage in future transactions with us and our affiliates and provide services to us and our affiliates in the ordinary course of their business.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Because it is expected that more than 10% of the net proceeds of this offering may be paid to affiliates of the underwriters, the offering is being conducted in accordance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. Pursuant to this rule, the appointment of a qualified independent underwriter is not necessary because the securities to be issued will have a bona fide independent market, as defined by Rule 2720(b)(3) of the Conduct Rules of the National Association of Securities Dealers, Inc.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by our Senior Vice President and General Counsel, Thomas J. Sabatino, Jr. Shearman & Sterling LLP, New York, New York will act as counsel for the underwriters. As of September 10, 2003, Mr. Sabatino owned 121,837 shares of our common stock and options to purchase an additional 574,140 shares of our common stock, of which 277,140 are exercisable within 90 days.

Prospectus

Baxter International Inc.

Up to $1,070,000,000 of

Common Stock, $1 Par Value

Preferred Stock

Convertible Preferred Stock

Warrants to Purchase Common Stock or Debt Securities

Convertible Debt Securities

Equity Purchase Contracts

Equity Purchase Units

Debt Securities

Baxter International Inc. may offer from time to time up to $1,070,000,000 of any combination of the securities described in this prospectus. The terms of each such offering will be determined when an agreement to sell is made. Securities we may sell include:

• common stock	• preferred stock

• convertible debt securities	• convertible preferred stock

• stock or debt warrants	• debt securities

• equity purchase contracts	• equity purchase units

Unless the context otherwise requires, the terms “Company,” “we,” “us,” and “our” in this prospectus refer to Baxter International Inc., a Delaware corporation, together with its subsidiaries. Unless the context otherwise indicates, “common stock” refers to the common stock, $1 par value per share, of Baxter International Inc. and the associated Series B junior participating preferred stock purchase rights (currently traded with our common stock). Any or all of the above securities are referred to as “offered securities” in this prospectus.

We will provide specific terms of the offered securities to be sold in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. A supplement may also change or update information contained in this prospectus. We will not use this prospectus to confirm sales of any of our securities unless it is attached to a prospectus supplement. Unless we state otherwise in a prospectus supplement, we will not list any of these securities on any securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has determined whether this prospectus is truthful or complete. They have not made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

The date of this preliminary prospectus is September 16, 2003

NOTICE TO INVESTORS

You should rely only on the information contained, or incorporated by reference, in this prospectus. We have not authorized anyone to provide you with different or additional information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a universal “shelf” registration process for a delayed, or continuous, or intermittent offering process. Under this shelf registration process, we may issue and sell, from time to time, the offered securities in one or more offerings.

This prospectus provides you with a general description of the securities which may be offered by us. Each time we sell securities, we are required to provide you with a prospectus and a prospectus supplement containing specific information about us and the terms of that particular offering. That prospectus supplement may include additional risk factors or other special considerations applicable to those offered securities. Any prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with additional information described under “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s Web site at http://www.sec.gov. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We incorporate by reference in this prospectus the following documents filed by us with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2002;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

•	our Current Report on Form 8-K dated July 17, 2003 (reporting under Item 5);

•	the description of our common stock appears in a Form 8-A filed March 21, 1989, filed with the SEC under Section 12 of the Securities Exchange Act of 1934, including any subsequent amendment or any report filed for the purpose of updating such description; and

•	the description of our Series B Junior Participating Preferred Stock Purchase Rights (currently traded with our common stock), filed in our Form 8-A dated May 30, 2001.

Any statement made in a document incorporated by reference or deemed incorporated herein by reference is deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document which also is incorporated or deemed incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We also incorporate by reference all documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus until we or the underwriters sell all of the offered securities.

Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

You may request a copy of these filings at no cost, by writing or calling us at the following address: Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015 (847) 948-2000.

ABOUT THE COMPANY

Baxter International Inc. and our Subsidiaries

We were incorporated under Delaware law in 1931. Throughout the rest of this section, except as otherwise indicated in information incorporated by reference, “we” or “our” means Baxter International Inc., taken together with its subsidiaries as a consolidated enterprise. We engage in the worldwide development, manufacture and distribution of a diversified line of products, systems and services used primarily in the health care field. We manufacture products in 29 countries and sell them in over 100 countries. Health care is concerned with the preservation of health and the diagnosis, cure, mitigation and treatment of disease and body defects and deficiencies. Our products are used by hospitals, clinical and medical research laboratories, blood and blood dialysis centers, rehabilitation centers, nursing homes, doctors’ offices and by patients at home under physician supervision.

USE OF PROCEEDS

Except as otherwise set forth in any Prospectus Supplement relating to the Offered Securities, we will use the net proceeds from the sale of the Offered Securities for working capital, to repay our existing debt, to settle certain forward purchase agreements related to our common stock, for our capital expenditures and for general corporate purposes.

We will include a more detailed description of the use of proceeds from any specific offering of securities in the prospectus supplement relating to the offering.

COMMON STOCK

In General

This description of our common stock is a summary. You should keep in mind, however, that it is our certificate of incorporation and our bylaws, and not this summary, which defines any rights you may acquire as a securityholder. There may be other provisions in these documents which are also important to you. You should read these documents for a full description of the terms of our capital stock. Our certificate of incorporation and our bylaws are incorporated by reference as exhibits to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

Subject to any preferential rights of any preferred stock created by our board of directors, as a holder of our common stock you are entitled to such dividends as our board of directors may declare from time to time out of funds that we can legally use to pay dividends. The holders of common stock possess exclusive voting rights, except to the extent our board of directors specifies voting power for any preferred stock that, in the future, may be issued.

As a holder of our common stock, you are entitled to one vote for each share of common stock and do not have any right to cumulate votes in the election of directors. In the event of our liquidation, dissolution or winding-up, you will be entitled to receive on a proportionate basis any assets remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of preferred stock. Our common stock is listed on the New York Stock Exchange under the symbol “BAX”.

Rights Plan

In November 1998, our board of directors declared a dividend distribution of one right for each outstanding share of common stock. In February 2001, our board of directors declared a two-for-one stock split in the form of a 100% stock distribution to holders of our common stock.

As a result of the stock split, our rights plan was adjusted as of the end of May 2001, so that each share of our common stock is now accompanied by one-half of one right. Each full right entitles the holder to purchase from the Company one one-hundredth of a share of series B junior participating preferred stock at a price of $275 per one one-hundredth of a share, subject to adjustment. Initially, the rights are attached to all certificates representing our common stock and no separate rights certificates have been issued. The rights will separate from our common stock upon the earlier of:

•	ten business days following the public announcement that a person or group has acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding shares of our common stock; or

•	ten business days following the commencement of a tender or an exchange offer that would result in a person or group owning 15% or more of the outstanding shares of our common stock;

unless the person or group has offered to acquire all of the outstanding shares of our common stock and our independent directors have determined that such offer is in the best interests of the Company and its stockholders. The rights are not exercisable until one of the two events listed above has occurred and will expire on March 23, 2009.

Upon the happening of one of the events listed above, each right (other than rights held by the acquiring person) will be exercisable for our common stock having a value equal to two times the exercise price of the right. If the Company is acquired or sells 50% or more of its assets, then each right will be exercisable for common stock in the surviving or transferee corporation having a value equal to two times the exercise price of the right.

At any time up to ten days after the happening of one of the events listed above, Baxter may redeem the rights at a price of $.01 per right.

Other Charter and Bylaw Provisions

In addition, our restated certificate of incorporation (the “charter”) may have anti-takeover effects. Our charter provides, among other things, for a classified board of directors divided into three classes and stockholder action only at a stockholders’ meeting and not by written consent. In addition, our bylaws provide, among other things, that stockholders wishing to nominate a director at an annual meeting or at a special meeting called for the purpose of electing directors must comply with strict advance written notice provisions. Our bylaws also provide that special meetings of stockholders may be called only by the chairman of our board of directors, or certain of our officers, or by resolution of our directors.

PREFE RRED STOCK

We will describe the particular terms of any series of preferred stock in the prospectus supplement relating to the offering of any such offered securities.

We will fix or designate the rights, preferences, privileges and restrictions, including any dividend rights, voting rights (if any), terms of redemption, retirement and sinking fund provisions (if any) and liquidation preferences (if any), of any series of preferred stock through a certificate of designation adopted by our board of directors or a duly authorized committee of our board of directors. We will describe the terms, if any, on which shares of any series of preferred stock are redeemable, convertible or exchangeable into common stock in the prospectus supplement relating to the offering. The redemption, conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock that you will receive as a holder of preferred stock would be converted or exchanged or redeemed.

CONVERTIBLE PREFERRED STOCK

We will describe the particular terms of any series of convertible preferred stock in the prospectus supplement relating to the offering of any such offered securities.

We will fix or designate the conversion rights, preferences, privileges and restrictions, including any dividend rights, voting rights (if any), terms of redemption, retirement and sinking fund provisions (if any) and liquidation preferences (if any), of any series of convertible preferred stock through a certificate of designation adopted by our board of directors or a duly authorized committee of our board of directors. We will describe the terms, if any, on which shares of any series of preferred stock are convertible or exchangeable into our debt securities or common stock in the prospectus supplement relating to the offering. The conversion, redemption or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock that you will receive as a holder of convertible preferred stock would be converted or exchanged or redeemed.

STOCK AND DEBT WARRANTS

We may issue warrants, including warrants to purchase debt securities, preferred stock, common stock or other securities issued by us. We may issue warrants independently or together with any other securities, and they may be attached to or separate from those securities. We will issue the warrants under warrant agreements between us and a bank or trust company, as warrant agent, that we will describe in the prospectus supplement relating to any warrants that we offer.

We will also describe in the applicable prospectus supplement the amount of securities called for by the warrants, any amount of warrants outstanding, and any provisions for a change in the exercise price or the expiration date of the warrants and the kind, frequency and timing of any notice to be given. Prior to the exercise of your warrants, you will not have any of the rights of holders of the preferred stock or common stock purchasable upon any such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock purchasable upon the exercise.

Exercise of Warrants

We will describe in the prospectus supplement relating to the warrants the principal amount or the number of shares of our securities that you may purchase for cash upon exercise of a warrant, and the exercise price. Exercise a warrant may occur, as described in the applicable prospectus supplement relating to the warrants, at any time up to the close of business on the expiration date stated in the prospectus supplement. Unexercised warrants will become void after the close of business on the expiration date, or any later expiration date that we determine.

We will forward the securities deliverable upon the exercise of any warrant reasonably promptly after receipt of payment and the properly completed and executed warrant certificate at the corporate trust office of the warrant agent or other office stated in the applicable prospectus supplement. If you exercise less than all of the warrants represented by the warrant certificate, we will issue you a new warrant certificate for the remaining warrants.

CONVERTIBLE DEBT SECURITIES

We will describe the particular terms of any series of convertible debentures or other convertible debt issuable by us, in the prospectus supplement relating to any such offered securities.

We will fix or designate the rights, preferences, privileges and restrictions, including conversion rights, interest rate and other rights, including terms of redemption, retirement and sinking fund provisions (if any) and liquidation preferences, if any, of any series of convertible debt through an instrument adopted by our board of directors or a duly authorized committee of our board of directors. We will describe the terms, if any, on which such instruments are convertible or exchangeable into common stock in the prospectus supplement relating to the applicable offering. The conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock that you will receive as a holder of the convertible debt would be converted or exchanged or redeemed.

EQUITY PURCHASE CONTRACTS AND EQUITY PURCHASE UNITS

We may issue any form of equity purchase contracts, including contracts obligating you to purchase from us, and for us to sell to you, a specific number of shares of common stock or preferred stock, or other equity, at a future date or dates. The price per share of preferred stock or common stock or other equity may be fixed at the time the equity purchase contracts are issued or may be determined by reference to a specific formula described in the equity purchase contracts. We may issue any such equity purchase contract separately or as a part of units consisting of an equity purchase contract and our debt securities. The equity purchase contracts may require us to make periodic payments to you or vice versa and the payments may be unsecured or pre-funded on some basis. The equity purchase contracts may require you to secure your obligations in a specified manner. We will more fully describe in any applicable prospectus supplement the terms and conditions, rights and obligations of any such equity purchase contracts or equity purchase units.

DEBT SECURITIES

The debt securities will be our unsecured and unsubordinated obligations issued in one or more series and will rank equally with each other and with all of our other unsecured and unsubordinated indebtedness. The debt securities will be issued under an indenture to be entered into between us and Bank One Trust Company, N.A., as trustee. The terms of any series of debt securities will be those specified in the indenture, as amended or supplemented from time to time, and in the certificates evidencing that series of debt securities.

The following summary of selected provisions of the indenture and the debt securities is not complete, and the summary of selected terms of a particular series of debt securities included in the applicable prospectus supplement also will not be complete. You should review the indenture and the form of certificate evidencing the applicable debt securities, each of which have been or will be filed as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents which have been or will be incorporated by reference in this prospectus. To obtain a copy of the indenture or the form of certificate for the debt securities, see “Where You Can Find More Information” in this prospectus. The following summary and the summary in the applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of the indenture and the certificates evidencing the debt securities. The provisions of the indenture and the debt certificates, including defined terms, are incorporated by reference in this prospectus. Terms used in this section have the meanings assigned to those terms in the indenture. When we refer to “we”, “us” or “our” in this section or when we otherwise refer to ourselves in this section, we mean Baxter International Inc., excluding, unless otherwise expressly stated or the context otherwise requires, our subsidiaries.

The following description of debt securities describes general terms and provisions of the series of debt securities to which any prospectus supplement may relate. When we offer to sell a series of debt securities, we will describe the specific terms of the series in the applicable prospectus supplement. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus.

General

The debt securities may be issued from time to time in one or more series. We can issue an unlimited amount of debt securities under the indenture. The indenture provides that we may issue debt securities of any series in an amount up to the aggregate principal amount which is authorized from time to time by us. Please read the applicable prospectus supplement relating to the series of debt securities being offered for specific terms including, where applicable:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of debt securities of the series;

•	the price or prices at which we will issue debt securities of the series;

•	the date or dates on which we will pay the principal of and premium, if any, on debt securities of the series, or the method or methods, if any, that will used to determine those dates;

•	the rate or rates, which may be fixed or variable, at which debt securities of the series will bear interest, if any, or the method or methods, if any, that will be used to determine those rates;

•	the basis used to calculate interest, if any, on the debt securities of the series if other than a 360-day year of twelve 30-day months;

•	the date or dates, if any, from which interest on the debt securities of the series will accrue, or the method or methods, if any, that will be used to determine those dates;

•	the dates on which the interest, if any, on the debt securities of the series will commence accruing and will be payable and the record dates for the payment of interest;

•	the place or places where amounts due on the debt securities of the series will be payable and where the debt securities of the series may be surrendered for registration of transfer and exchange;

•	the terms and conditions, if any, upon which we may, at our option, redeem debt securities of the series;

•	the terms and conditions, if any, upon which we will repurchase debt securities of the series at the option of the holders of debt securities of the series;

•	the terms of any sinking fund or analogous provision;

•	if other than United States dollars, the currency to be used to purchase the debt securities of the series and the currency to be used for payments on debt securities of the series, and the ability or the ability of the holders of debt securities of the series, if any, to have payments made in any other currency;

•	any addition to, or modification or deletion of, any covenant or event of default with respect to debt securities of the series;

•	whether the debt securities of the series are to be issuable in registered or bearer form or both and, if in bearer form, whether we will issue any debt securities of the series in temporary or permanent global form and, if so, the identity of the depositary for the global debt security;

•	whether and under what circumstances we will pay any additional amounts in respect of certain taxes, assessments or other governmental charges imposed on holders of the series of debt securities who are United States Aliens (“additional amounts”) and, if so, whether we will have the option to redeem the series of debt securities rather than pay any additional amounts;

•	the person to whom any interest on any registered securities of the series of debt securities will be payable, if different than the person in whose name a registered security is registered at the close of business on the regular record date for that payment;

•	the manner in which, or the person to whom, any interest on any bearer security of the series of debt securities will be payable, if different than upon presentation and surrender of the coupons relating to the bearer security;

•	the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid, if other than in the manner provided in the indenture;

•	the portion of the principal amount of the series of debt securities which will be payable upon acceleration if other than the full principal amount;

•	the authorized denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and any integral multiple of $1,000, in the case of registered securities, or $5,000, in the case of bearer securities;

•	if the amount of payments on the series of debt securities may be determined with reference to an index, formula or other method or methods (“indexed securities”) and the manner used to determine those amounts; and

•	any other terms of debt securities of the series.

As used in this prospectus and any prospectus supplement relating to the offering of debt securities, references to the principal of and premium, if any, and interest, if any, on the series of debt securities include the payment of additional amounts, if any, required by the series of debt securities in that context.

Debt securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement. Material federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

If the purchase price of any debt securities is payable in a foreign currency or currency unit or if the principal of, or premium, if any, or interest, if any, on any of the debt securities is payable in a foreign currency or currency unit, the specific terms of those debt securities and the applicable foreign currency or currency unit will be specified in the prospectus supplement relating to those debt securities.

The terms of the debt securities of any series may differ from the terms of the debt securities of any other series, and the terms of particular debt securities within any series may differ from each other. If expressly provided in the applicable prospectus supplement, we may, without the consent of the holders of the debt securities of any series, reopen an existing series of debt securities and issue additional debt securities of that series or establish additional or different terms of that series.

Registration, transfer, payment and paying agent

Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will be issued in registered form only, without coupons. The indenture, however, provides that we may also issue debt securities in bearer form only, or in both registered and bearer form. Bearer securities may not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person, as defined below, other than offices located outside the United States of specified United States financial institutions. “United States person” means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust. “United States” means the United States of America, including the states thereof and the District of Columbia, its territories, its possessions and other areas subject to its jurisdiction. Purchasers of bearer securities will be subject to certification procedures and may be affected by limitations under United States tax laws. The applicable procedures and limitations will be described in the prospectus supplement relating to the offering of the bearer securities.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be payable and may be surrendered for registration of transfer or exchange and, if applicable, for conversion into or exchange for other types of securities, at an office or agency maintained by the trustee in the Borough of Manhattan, The City of New York. However, we, at our option, may make payments of interest on any registered security by check mailed to the address of the person entitled to receive that payment or by wire transfer to an account maintained by the payee with a bank located in the United States. No service charge will be made for any registration of transfer or exchange, redemption or repayment of debt securities, or for any conversion or exchange of debt securities for other types of securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with that transaction.

Unless otherwise indicated in the applicable prospectus supplement, payment of principal, premium, if any, and interest, if any, on bearer securities will be made, subject to any applicable laws and regulations, at an office or agency outside the United States. Unless otherwise indicated in the applicable prospectus supplement, payment of interest due on bearer securities on any interest payment date will be made only against surrender of the coupon relating to that interest payment date. Unless otherwise indicated in the applicable prospectus supplement, no payment of principal, premium, if any, or interest, if any, with respect to any bearer security will be made at any office or agency in the United States or by check mailed to any address in the United States or by wire transfer to an account maintained with a bank located in the United States. However, if any bearer securities are payable in United States dollars, payments on those bearer securities may be made at the corporate trust office of the trustee or at any office or agency designated by us in the Borough of Manhattan, The City of New York, if, but only if, payment of the full amount due on the bearer securities for principal, premium, if any, or interest, if any, at all offices outside of the United States maintained for that purpose by us is illegal or effectively precluded by exchange controls or similar restrictions.

Unless otherwise indicated in the applicable prospectus supplement, we will not be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series having the same terms to be redeemed and ending at the close of business on the day of that selection;

•	register the transfer of or exchange any registered security, or portion of any registered security, selected for redemption, except the unredeemed portion of any registered security being redeemed in part;

•	exchange any bearer security selected for redemption, except to exchange a bearer security for a registered security of that series having the same terms that is simultaneously surrendered for redemption; or

•	issue, register the transfer of or exchange a debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be repaid.

Book-entry debt securities

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities. Global debt securities will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the series. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

We anticipate that global debt securities will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, New York, and that global debt securities will be registered in the name of DTC’s nominee, Cede & Co. We also anticipate that the following provisions will apply to the depository arrangements with respect to global debt securities. Additional or differing terms of the depository arrangements will be described in the applicable prospectus supplement.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, sometimes referred to in this prospectus as indirect participants, that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. Indirect participants include securities brokers and dealers, banks and trust companies. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of the actual purchaser or beneficial owner of a debt security is, in turn, recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased the debt securities. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited. Those participants may or may not be the beneficial owners. The direct and indirect participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC or its nominee. If less than all of the debt securities of a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the debt securities to be redeemed.

In any case where a vote may be required with respect to the debt securities of any series, neither DTC nor Cede & Co. will give consents for or vote the global debt securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the debt securities are credited on the record date identified in a listing attached to the omnibus proxy.

Principal and premium, if any, and interest, if any, on the global debt securities will be paid to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payments on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal, premium, if any, and interest, if any, to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described in this prospectus, beneficial owners of interests in a global debt security will not be entitled to have debt securities registered in their names and will not receive physical delivery of debt securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the debt securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in global debt securities.

DTC is under no obligation to provide its services as depositary for the debt securities of any series and may discontinue providing its services at any time by giving reasonable notice to us or the trustee. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants under the rules and procedures governing DTC. As noted above, beneficial owners of debt securities generally will not receive certificates representing their ownership interests in the debt securities. However, if

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global debt securities of any series or if DTC ceases to be a clearing agency registered under the Securities Exchange Act and a successor depositary for the debt securities of the series is not appointed within 90 days of the notification or of our becoming aware of DTC’s ceasing to be so registered, as the case may be,

•	we determine, in our sole discretion, not to have the debt securities of any series represented by one or more global debt securities, or

•	an event of default under the indenture has occurred and is continuing with respect to the debt securities of any series,

we will prepare and deliver to the trustee certificates for the debt securities of that series, which will deliver the certificates in exchange for beneficial interests in the global debt securities. Any beneficial interest in a global debt security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for debt securities in definitive certificated form registered in the names that DTC will direct. It is expected that these directions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt securities.

Outstanding debt securities

In determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the indenture:

•	the principal amount of an original issue discount security that will be deemed to be outstanding for these purposes will be that portion of the principal amount of the original issue discount security that could be declared to be due and payable upon a declaration of acceleration of the original issue discount security as of the date of the determination;

•	the principal amount of any indexed security that will be deemed to be outstanding for these purposes will be the principal face amount of the indexed security determined on the date of its original issuance;

•	the principal amount of a debt security denominated in a foreign currency that will be deemed to be outstanding for these purposes will be the United States dollar equivalent, determined on the date of original issue of the debt security, of the principal amount of the debt security; and

•	a debt security owned by us or any obligor on the debt security or any affiliate of ours or the other obligor will not be deemed to be outstanding.

Redemption and repurchase

The debt securities of any series may be redeemable at our option or may be subject to mandatory redemption by us as required by a sinking fund or otherwise. In addition, the debt securities of any series may be subject to repurchase by us at the option of the holders. The applicable prospectus supplement will describe the terms, the times and the prices regarding any optional or mandatory redemption or option to repurchase any series of debt securities.

Restrictive Covenants

Restrictions on the creation of secured debt. The indenture provides that we will not, and will not cause or permit a restricted subsidiary to, create, incur, assume or guarantee any indebtedness borrowed by us or our restricted subsidiaries that is secured by a security interest in any of our principal facilities or shares of stock owned directly or indirectly by us or a restricted subsidiary or by indebtedness borrowed by one of our restricted subsidiaries from us or another of our restricted subsidiaries (“secured debt”) unless the debt securities will be secured equally and ratably with or prior to the secured debt, with exceptions as listed in the indenture. These restrictions do not apply to indebtedness secured by:

•	security interests on any property, which is a parcel of real property at a manufacturing plant, a warehouse or an office building and which is acquired, constructed, developed or improved by us or a restricted subsidiary, which secures or provides for the payment of all or any part of the acquisition cost of the property or the cost of the construction, development or improvement of the property and which is created prior to, at the same time or within 120 days after the completion of the acquisition of the property or the later to occur of the completion, development or improvement or the commencement or operation, use or commercial production of the property;

•	security interests on property at the time of its acquisition by us or a restricted subsidiary which secure obligations assumed by us or a restricted subsidiary;

•	security interests arising from conditional sales agreements or title retention agreements with respect to property acquired by us or any of our restricted subsidiaries;

•	security interests existing on the property or on the outstanding shares or indebtedness of a corporation or firm at the time the corporation or firm becomes a restricted subsidiary or is merged or consolidated with us or a restricted subsidiary or sells, leases or otherwise disposes of substantially all of its property to us or one of our restricted subsidiaries;

•	security interests securing indebtedness of a restricted subsidiary owed to us or to another restricted subsidiary;

•	mechanics’ and other statutory liens in respect of obligations not due or being contested;

•	security interests for taxes, assessments or governmental changes or levies not yet delinquent or security interests for taxes, assessments or governmental changes or levies already delinquent but which are being contested;

•	security interests arising in connection with legal proceedings, including judgment liens, so long as the proceedings are being contested and, in the case of judgment liens, the execution has been stayed;

•	landlords’ liens on fixtures;

•	security interests arising in connection with contracts and subcontracts with or made at the request of the United States, any state, or any department, agency or instrumentality of the United States or any state;

•	security interests that secure an obligation issued by the United States of America or any state, territory or possession of the United States or any of their political subdivisions or the District of Columbia, in connection with the financing of the cost of construction or acquisition of a principal facility or a part of a principal facility;

•	security interests by reason of deposits to qualify us or a restricted subsidiary to conduct business, to maintain self-insurance, or to comply with law;

•	the extension of any security interest existing on the date of the indenture on a principal facility to additions, extensions or improvements to the principal facility and not as a result of borrowing money or the securing of indebtedness incurred after the date of the indenture; and

•	any extension, renewal or refunding, or successive extensions, renewals or refundings, in whole or in part of by secured debt secured by any security interest listed to above, provided that the principal amount of the secured debt does not exceed the principal amount outstanding immediately prior to the extension, renewal or refunding and that the security interest securing the secured debt is limited to the property which, immediately prior to the extension, renewal or reducing, secured the secured debt and additions to the property.

For purposes of the indenture, our “principal facilities” are our manufacturing plants, warehouses, office buildings or parcels of real property owned by us or any of our restricted subsidiaries, provided each plant, warehouse, office building or parcel of real property has a gross book value, without deduction for any depreciation reserves, in excess of 2% of consolidated net tangible assets other than any facility which is determined by our board of directors to not be of material importance. For purposes of the indenture, our consolidated net tangible assets are the total amount of assets which would be included on our consolidated balance sheet under generally accepted accounting principles after deducting all short-term liabilities and liability items, except for indebtedness payable more than one year from the date of incurrence and all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other like intangibles except for prepaid royalties.

In addition to the foregoing, we and our restricted subsidiaries may create, incur, assume or guarantee secured debt, without equally and ratably securing the debt securities, if and only to the extent that, the sum of

•	the amount of secured debt entered into after the date of the indenture, other than secured debt permitted as listed in the preceding paragraph, plus

•	the aggregate value of sale and leaseback transactions entered into after the date of the indenture, other than sale and leaseback transactions permitted under the second bullet point under “Restrictions on sale and leaseback transactions,”

does not exceed 5% of our consolidated net tangible assets.

For purposes of the indenture, our “restricted subsidiaries” are those corporations in which we own voting securities entitling us to elect a majority of the directors and which are either designated as restricted subsidiaries in accordance with the indenture or:

•	existed as such on the date of the indenture or is the successor to, or owns, any equity interest in, a corporation which so existed;

•	has its principal business and assets in the United States;

•	the business is other than the obtaining of financing in capital markets outside the United States or the financing of the acquisition or disposition of real or personal property or dealing in real property for residential or office building purposes; and

•	does not have assets substantially all of which consist of securities of one or more corporations which are not restricted subsidiaries.

Restrictions on sale and leaseback transactions. The indenture provides that we will not, and will not permit any restricted subsidiary to, enter into any sale or transfer of any principal facility which has been in operation, use or commercial production for more than 120 days prior to the sale or transfer, or which, in the case of a principal facility which is a parcel of real property other than a manufacturing plant, warehouse or office building, has been owned by us or one of our restricted subsidiaries for more than 120 days prior to the sale or transfer, if the sale or transfer is made with the intention of leasing, or as part of an arrangement involving the lease, of the principal facility to us or one of our restricted subsidiaries, except a lease for a period not exceeding 36 months or that secures or relates to obligations issued by the United States, or any state, in connection with the financing of the cost of construction or acquisition of the principal facility (“sale and leaseback transaction”), unless:

•	we or our restricted subsidiary would be entitled to incur secured debt permitted by the indenture only by reason of the provision described in the second paragraph under the sub-heading “Restrictions on the creation of secured debt” equal in amount to the value of the sale and leaseback transaction without equally and ratably securing the debt securities; or

•	we or our restricted subsidiary apply within one year, or commit to apply within one year, an amount equal to the net proceeds of the property sold pursuant to the sale and leaseback transaction to:

—	the acquisition, construction or improvement of properties which are or will be a principal facility, or

—	the optional redemption of debt securities or to the repayment of other superior indebtedness of us or of any restricted subsidiary.

For purposes of the indenture, “superior indebtedness” means any of our obligations, or the obligations of any of our restricted subsidiaries, which:

•	when created, are payable at least one year later;

•	should be shown on our consolidated balance sheet in accordance with generally accepted accounting principles; and

•	are not subordinate and junior in right of payment to the prior payment of our debt securities.

Instead of applying all or any part of the proceeds of a sale and leaseback transaction to the redemption of debt securities, we may deliver to the trustee, within one year of the transfer, debt securities for cancellation and thereby reduce the amount to be applied to the redemption of debt securities by an amount equivalent to the aggregate principal amount of the debt securities delivered. Debt securities so redeemed or delivered will not be used as credits against any mandatory sinking fund payments.

Restrictions on transfers of principal facilities. The indenture provides that we will not, nor will we permit any restricted subsidiary to, transfer any principal facility to any of our subsidiaries which is not a restricted subsidiary unless we or it apply within one year, or commit to apply within one year, an amount equal to the fair value of the principal facility at the time of the transfer:

•	to the acquisition, construction, development or improvement of a principal facility or part of a principal facility; or

•	to the optional redemption of debt securities or to the repayment of our superior indebtedness or the superior indebtedness of any of our restricted subsidiaries.

In lieu of applying all or any part of the amount to the redemption of securities, we may deliver to the trustee securities for cancellation and thereby reduce the amount to be applied to the redemption of securities by the principal amount of the securities so delivered. Securities so redeemed or delivered will not be used as credits against any mandatory sinking fund payments.

Restrictions on mergers, consolidations and transfers of assets

The indenture provides that we will not consolidate or merge into or transfer or lease all or substantially all of our assets to another person unless:

•	in the case of a merger, we are the surviving corporation in the merger; or

•	the person into which we are merged or which acquires all or substantially all of our assets is a corporation organized under the laws of the United States, any state or the District of Columbia, and assumes all of our obligations relating to the securities and the indenture, and immediately after the transaction no default exists.

Upon any the consolidation, merger or transfer, the successor corporation will be substituted for us under the indenture. The successor corporation may then exercise all of our powers and rights under the indenture, and we will be released from all of our liabilities and obligations in respect of the securities and the indenture. In the event we lease all or substantially all of our assets, the lessee corporation will be our successor and may exercise all of our powers and rights under the indenture but we will not be released from our obligations to pay the principal of and interest on the securities.

Events of default

Unless otherwise specified in the applicable prospectus supplement, an “event of default” with respect to the debt securities of any series is defined in the indenture as being:

•	default in payment of any interest on, or any additional amounts payable with respect to any interest on, any of the debt securities of that series or any coupon relating to the debt securities when due, and continuance of the default for a period of 30 days;

•	default in payment of any principal of or premium, if any, on, or any additional amounts payable with respect to any principal of or premium, if any, on, any of the debt securities of that series when due, whether at maturity, upon redemption, upon repayment or repurchase at the option of the holder or otherwise;

•	default in the deposit of any sinking fund payment or payment under any analogous provision when due with respect to any of the debt securities of that series;

•	default by us in the performance, or breach, of any other covenant or warranty in the indenture or in any debt security of that series, other than a covenant or warranty included in the indenture solely for the benefit of a series of debt securities other than that series, and continuance of that default or breach, without that default or breach having been cured or waived, for a period of 60 days after the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding give notice to us, or in the case of notice by the holders, to us and the trustee, specifying the default or breach;

•	our failure to make any payment when due, including any applicable grace period, relating to our indebtedness which is in an amount in excess of $50,000,000, or our default with respect to any of our indebtedness that results in acceleration of indebtedness which is in an amount in excess of $50,000,000;

•	specified events of bankruptcy, insolvency or reorganization with respect to us or any of our restricted subsidiaries; or

•	any other event of default established for the debt securities of that series.

No event of default with respect to any particular series of debt securities necessarily constitutes an event of default with respect to any other series of debt securities. The indenture provides that, within 90 days after the occurrence of any default with respect to the debt securities of any series, the trustee will mail to all holders of the debt securities of that series notice of that default, unless that default has been cured or waived. However, the indenture provides that the trustee may withhold notice of a default with respect to the debt securities of that series, except a default in payment of principal, premium, if any, interest, if any, additional amounts, if any, or sinking fund payments, if any, if the trustee considers it in the best interest of the holders to do so. In the case of a default in the performance or the breach of any covenant or warranty in the indenture with respect to debt securities or that series, no notice will be given until at least 30 days after the occurrence of the default or breach.

As used in this paragraph, the term “default” means any event which is, or after notice or lapse of time or both would become, an event of default with respect to the debt securities of any series.

The indenture provides that if an event of default, other than an event of default relating to events of bankruptcy, insolvency or reorganization with respect to any series of debt securities occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the debt securities of that series then outstanding may declare the principal of, or if debt securities of that series are original issue discount securities, the lesser amount as may be specified in the terms of that series of debt securities, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately. The indenture also provides that if an event of default relating to events of bankruptcy, insolvency or reorganization with respect to any series of debt securities occurs, the principal of, or if debt securities of that series are original issue discount securities, the lesser amount as may be specified in the terms of that series of debt securities, and accrued and unpaid interest, if any, on all the debt securities of that series will automatically become and be immediately due and payable without any declaration or other action on the part of the trustee or any holder of the debt securities of that series. However, upon specified conditions, the holders of a majority in principal amount of the debt securities of a series then outstanding may rescind and annul an acceleration of the debt securities of that series and its consequences.

Subject to the provisions of the Trust Indenture Act requiring the trustee, during the continuance of an event of default under the indenture, to act with the requisite standard of care, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities of any series unless those holders have offered the trustee reasonable indemnity.

Subject to this requirement, holders of a majority in principal amount of the outstanding debt securities of any series issued under the indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to that series. The indenture requires the annual filing by us with the trustee of a certificate which states whether we are in default under the terms of the indenture.

Notwithstanding any other provision of the indenture, the holder of a debt security will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on that debt security on the respective due dates for those payments and to institute suit for the enforcement of those payments, and this right will not be impaired without the consent of the holder.

Modification and waivers

The indenture permits us and the trustee, with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series issued under the indenture and affected by a modification or amendment, to modify or amend any of the provisions of the indenture or of the debt securities of the applicable series or the rights of the holders of the debt securities of that series under the indenture. However, no modification or amendment may, without the consent of the holder of each outstanding debt security issued under the indenture affected by the modification or amendment, among other things:

•	change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on or any additional amounts, if any, with respect to any debt securities issued under the indenture;

•	reduce the principal of or any premium on any debt securities or reduce the rate of interest on or the redemption or repurchase price of any debt security, or any additional amounts with respect to any debt securities, or change our obligation to pay additional amounts;

•	reduce the amount of principal of any original issue discount securities that would be due and payable upon an acceleration of the maturity of the debt security;

•	adversely affect any right of repayment or repurchase at the option of any holder;

•	change any place where, or the currency in which the principal of, any debt securities are payable;

•	impair the holder’s right to institute suit to enforce the payment of any debt securities on or after their stated maturity or, in the case of redemption, on or after the redemption date; or

•	reduce the percentage of debt securities of any series issued under the indenture whose holders must consent to any modification or amendment or any waiver of compliance with specific provisions of the indenture or specified defaults under the indenture and their consequences.

The indenture also contains provisions permitting us and the trustee, without the consent of the holders of any debt securities issued under the indenture, to modify or amend the indenture, among other things:

•	to evidence the succession of another person to us under the indenture and the assumption of our obligations contained in the indenture and the debt securities;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities issued under the indenture or to surrender any right or power conferred upon us in the indenture with respect to all or any series of debt securities issued under the indenture;

•	to add to or change any provisions of the indenture to facilitate the issuance of bearer securities;

•	to establish the form or terms of debt securities of any series and any related coupons, including deletions from or additions or changes to the indenture in connection with the modification or amendment, so long as those deletions, additions and changes are not applicable to any other series of debt securities then outstanding;

•	to cure any ambiguity or correct or supplement any provision in the indenture which may be defective or inconsistent with other provisions in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture which will not adversely affect the interests of the holders of the debt securities of any series then outstanding;

•	to add any additional events of default with respect to all or any series of debt securities; or

•	to amend or supplement any provision contained in the indenture, provided that the amendment or supplement does not apply to any outstanding debt securities issued before the date of the amendment or supplement that is entitled to the benefits of that provision.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive our compliance with some of the restrictive provisions of the indenture, which may include covenants, if any, which are specified in the applicable prospectus supplement. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the indenture with respect to debt securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on debt securities of that series or a default in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

Discharge, defeasance and covenant defeasance

Unless otherwise provided in the applicable prospectus supplement, upon our direction, the indenture will cease to be of further effect with respect to any series of debt securities issued under the indenture specified by us, subject to the survival of specified provisions of the indenture, when:

•	either

—	all outstanding debt securities of that series and, in the case of bearer securities, all related coupons, have been delivered to the trustee for cancellation, subject to exceptions, or

—

all debt securities of that series and, if applicable, any related coupons have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and we have deposited with the trustee, in trust, funds in United States dollars, in the foreign currency in which the debt securities of that series are payable, or direct or indirect obligations of the United States or the government which issued the applicable foreign currency (“government obligations”) in an amount sufficient to pay the entire indebtedness on the debt securities of that series in respect of principal, premium, if any, and interest, if any, and, to the extent that the debt securities of that series provide for the payment of additional amounts and the amount of any additional amounts which are or will be payable is at the time of deposit reasonably determinable by us, in the exercise of our sole discretion, those additional amounts, to the date of the deposit, if the debt securities of that series have become due and payable, or to the maturity or redemption date of the debt securities of that series, as the case may be;

•	we have paid all other sums payable under the indenture with respect to the debt securities of that series; and

•	the trustee has received an officers’ certificate and an opinion of counsel called for by the indenture.

If the debt securities of any series provide for the payment of additional amounts, we will remain obligated, following the deposit described above, to pay additional amounts on those debt securities to the extent that they exceed the amount deposited in respect of those additional amounts as described above.

Unless otherwise provided in the applicable prospectus supplement, we may elect with respect to any series of debt securities either

•	to defease and be discharged from all of our obligations with respect to that series of debt securities (“defeasance”), except for, among other things,

—	the obligation to pay additional amounts with respect to payments on that series of debt securities to the extent that those additional amounts exceed the amount deposited in respect of those amounts as provided below,

—	the obligation to register the transfer or exchange of those debt securities,

—	the obligation to replace temporary or mutilated, destroyed, lost or stolen debt securities,

—	the obligation to maintain an office or agency in respect of that series of debt securities,

—	the obligation to hold moneys for payment in trust, and

—	the obligation, if applicable, to repurchase or repay debt securities of that series at the option of the holders in accordance with their terms, or

•	to be released from our obligations with respect to the debt securities of the series under specified covenants in the indenture including those described under the heading “Restrict Covenants” and, if applicable, other covenants as may be specified in the applicable prospectus supplement, and any omission to comply with those obligations will not constitute a default or an event of default with respect to that series of debt securities (“covenant defeasance”), in either case upon the irrevocable deposit with the trustee, or other qualifying trustee, in trust for that purpose, of an amount in United States dollars or in the foreign currency in which those debt securities are payable at stated maturity or, if applicable, upon redemption, and/or government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and any interest on, and, to the extent that the debt securities of that series provide for the payment of additional amounts and the amount of the additional amounts which are or will be payable is at the time of deposit reasonably determinable by us, in the exercise of our sole discretion, the additional amounts with respect to, that series of debt securities, and any mandatory sinking fund or analogous payments on that series of debt securities, on the due dates for those payments.

The defeasance or covenant defeasance described above will only be effective if, among other things:

•	it will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or are bound;

•	in the case of defeasance, we will have delivered to the trustee an opinion of independent counsel confirming that

—	we have received from or there has been published by the Internal Revenue Service a ruling, or

—	since the date of the indenture there has been a change in applicable federal income tax law,

in either case to the effect that, and based on this ruling or change the opinion of counsel will confirm that, the holders of the debt securities of the applicable series will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

•	in the case of covenant defeasance, we will have delivered to the trustee an opinion of independent counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

•	if the cash and/or government obligations deposited are sufficient to pay the principal of, and premium, if any, and interest and additional amounts, if any, with respect to the debt securities of that series provided those debt securities are redeemed on a particular redemption date, we will have given the trustee irrevocable instructions to redeem those debt securities on that date; and

•	no event of default or event which with notice or lapse of time or both would become an event of default with respect to debt securities of that series will have occurred and be continuing on the date of the deposit into trust; and, solely in the case of defeasance, no event of default arising from specified events of bankruptcy, insolvency or reorganization with respect to us or any restricted subsidiary or event which with notice or lapse of time or both would become an event of default will have occurred and be continuing during the period through and including the 91st day after the date of the deposit into trust.

Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series,

•	the holder of a debt security of that series is entitled to, and does, elect under the indenture or the terms of that debt security to receive payment in a currency other than the currency in which the deposit has been made, or

•	a conversion event, as defined below, occurs in respect of the foreign currency in which the deposit has been made,

the indebtedness represented by that debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of and premium, if any, and interest, if any, on that debt security as it becomes due out of the proceeds yielded by converting the amount deposited in respect of that debt security into the currency in which that debt security becomes payable as a result of the election or conversion event based on, in the case of payments made under the first bullet above, the applicable market exchange rate for the foreign currency in effect on the second business day before the payment date, or, with respect to a conversion event, the applicable market exchange rate for the foreign currency in effect, as nearly as feasible, at the time of the conversion event.

For purposes of the indenture, a “conversion event” is the cessation of the use of a foreign currency both by the government of the country or the confederation which issued the foreign currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, or any currency unit or composite currency for the purposes for which it was established.

In the event we effect covenant defeasance with respect to debt securities of any series and those debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to the covenants as to which covenant defeasance has been effected, which would no longer be applicable to the debt securities of that series after covenant defeasance, the amount of monies and/or government obligations deposited with the trustee to effect covenant defeasance may not be sufficient to pay amounts due on the debt securities of that series at the time of any acceleration resulting from that event of default. However, we would remain liable to make payment of those amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting or restricting defeasance or covenant defeasance with respect to the debt securities of a particular series.

Regarding the trustee

We and our subsidiaries may maintain deposit accounts and conduct other banking transactions with the trustee or its affiliates in the ordinary course of business, and the trustee and its affiliates may from time to time in the future provide us with banking and financial services in the ordinary course of their business.

PLAN OF DISTRIBUTION

We may sell any or all of the offered securities through agents, underwriters, dealers or directly to purchasers. Agents who we designate may solicit offers to purchase the securities.

•	We will name any agent involved in offering or selling securities, and any commissions that we will pay to the agent, in our prospectus supplement.

•	Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

•	Our agents may be deemed to be underwriters under the Securities Act of 1933 of any of the securities that they offer or sell.

We may use an underwriter or underwriters in the offer or sale of our securities.

•	If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of the securities.

•	We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in our prospectus supplement.

•	The underwriters will use our prospectus supplement to sell the securities.

We may use a dealer to sell the securities.

•	If we use a dealer, we, as principal, will sell the securities to the dealer.

•	The dealer will then sell the securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

We may solicit directly offers to purchase the securities, and we may directly sell the securities to institutional or other investors. We will describe the terms of our direct sales in our prospectus supplement.

We may indemnify agents, underwriters, and dealers against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

We may authorize our agents and underwriters to solicit offers by certain institutions to purchase the securities at the public offering price under delayed delivery contracts.

•	If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

•	We will describe in our prospectus supplement the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive.

In addition, from time to time, underwriters may offer and sell our common stock (or certain of the other offered securities) at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may also receive commissions from purchasers of the securities for whom they may act as agent.

Shares of our common stock may also be sold in one or more of the following transactions:

•	block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

•	a special offering, an exchange distribution or a secondary distribution in accordance with applicable stock exchange rules;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us, and any related compensation arrangements contemplated thereby will be described in the applicable prospectus supplement.

In connection with the offering of the securities hereby, certain underwriters, and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

The underwriters in an offering of securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

Each series of securities, except for our common stock, will be a new issue of securities and will have no established trading market. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

LEGAL MATTERS

The validity of each of the offered securities when, and if issued hereunder will be passed upon for us by our Senior Vice President and General Counsel, Thomas J. Sabatino, Jr. Mr. Sabatino owns shares of, and options on, our common stock, both directly, and as a participant in various stock and employee benefit plans. See our most recent proxy statement for additional details.

INDEPENDENT ACCOUNTANTS

The financial statements incorporated in this registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of Baxter International Inc. for the three-month periods ended June 30, and March 31, 2003 and 2002, incorporated by reference in this registration statement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated August 6, and May 5, 2003 incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because such report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.